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                                                                  EXHIBIT 11.1

                              ONTRACK DATA INTERNATIONAL
                  COMPUTATION OF PRO FORMA NET INCOME PER SHARE (1)


                                           1996          1995          1994
                                        ----------    ----------    ----------
Weighted average common shares
  outstanding (2)                        7,995,341     6,000,000     6,000,000

Common stock equivalents:
  Assumes conversion of Convertible
    Redeemable Preferred Stock (3)              --     1,500,000     1,500,000
  Weighted average options outstanding
    under Treasury Stock method            223,840            --            --
  Cheap stock (4)
    Options outstanding prior to IPO            --       289,194       289,194
    Options exercised                           --       102,674       102,674
    Less: treasury stock repurchase of
      cheap stock attributed to options         --       (97,411)      (97,411)
                                        ----------    ----------    ----------
Weighted average common and common
  stock equivalent shares outstanding    8,219,181     7,794,457     7,794,457
                                        ----------    ----------    ----------
                                        ----------    ----------    ----------
Net income                              $3,123,527    $2,205,294    $1,505,294
                                        ----------    ----------    ----------
                                        ----------    ----------    ----------
Pro forma net income per share          $     0.38    $     0.28    $     0.19
                                        ----------    ----------    ----------
                                        ----------    ----------    ----------

(1) This exhibit should be read in conjunction with the "Significant Accounting Policies - Pro Forma Net Income Per Share" in Note 2 of the Notes to the Consolidated Financial Statements.

(2) Weighted average shares outstanding for 1996 include 1,500,000 shares of common stock assumed outstanding at the beginning of the period and actually outstanding since October 21, 1996. See (3) below.

(3) Assumes the conversion of the Company's Convertible Redeemable Preferred Stock into 1,500,000 shares of common stock effective January 1, 1994 (earliest period presented). Because of the significant impact of the conversion on the Company's capital structure and earnings per share, historical earnings per share has been excluded.

(4) Cheap stock includes stock options granted or exercised subsequent to August 20, 1995 pursuant to SAB Topic 4-D (applicable for periods prior to
    IPO).